Exhibit 99

UniFirst Corporation	News Release
68 Jonspin Road
Wilmington, MA 01887-1086	contact:	John B. Bartlett
Telephone 978-658-8888 Ext 520		Senior Vice President
Facsimile 978-988-0659		jbartlett@unifirst.com

UNIFIRST ANNOUNCES RECORD FINANCIAL RESULTS

FOR THE FIRST QUARTER OF FISCAL 2008

Wilmington, MA (January 3, 2008) -- UniFirst Corporation (NYSE: UNF) today announced record revenues and earnings for its first quarter of fiscal 2008 which ended November 24, 2007.

Revenues for the first quarter of fiscal 2008 were $247.3 million, an 11.2% increase from the previous year’s first quarter of $222.4 million. First quarter net income for fiscal 2008 was $16.5 million or $0.85 per diluted common share, a 19.9% increase from the first quarter of fiscal 2007, when net income was $13.7 million or $0.71 per diluted common share.

Revenues from the Company’s core laundry operations, which exclude the Company’s Specialty Garments and First Aid segments, grew 12.5% in the first quarter of fiscal 2008 compared to the first quarter of fiscal 2007. Revenues from the core laundry operations increased 8.0% due to internal growth and price increases. The growth from acquisitions was primarily the result of the acquisition of Western Uniform & Towel Service which was completed in September 2007.

Primarily as a result of this revenue growth, the income from operations of the Company’s core laundry business was up 26.1% compared to the first quarter of fiscal 2007. The operating margin for the core laundry business increased from 11.1% in the first quarter of fiscal 2007 to 12.5% in the first quarter of fiscal 2008. In addition to the revenue growth, reductions in merchandise amortization as a percentage of revenues contributed to our improved profitability. These improvements were partially offset by higher selling and health care related costs as a percentage of revenues.

The Company’s Specialty Garments segment, which includes our nuclear and cleanroom operations, had income from operations of $2.1 million for the first quarter of fiscal 2008, down from $2.9 million in the first quarter of fiscal 2007. This decrease was primarily the result of higher merchandise amortization and other costs associated with a number of new customer installations.

The Company’s First Aid segment broke even in the first quarter of fiscal 2008 compared to the first quarter of fiscal 2007 when it generated income from operations of $0.6 million. The decline in profitability is due to higher merchandise costs as well as organizational and operational changes that have resulted in additional costs and minor sales disruptions in the short term.

"We're off to a strong start in fiscal 2008", said UniFirst President and Chief Executive Officer, Ronald D. Croatti. "Our core laundry operations continued to lead the way in generating both revenue and profit growth. In light of the challenging economic conditions, we are very pleased with the results we have been able to achieve thus far.”

The Company will hold a conference call today at 4:00 PM (EST) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing and facility services products in North America. The Company employs over 10,000 team partners who serve over 200,000 customer locations in 46 U.S. states, Canada and Europe from approximately 200 customer service, distribution, and manufacturing facilities. UniFirst Corporation is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements

This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of negative economic conditions on the Company’s customers and such customers’ workforce, the continuing increase in domestic healthcare costs, demand and prices for the Company’s products and services, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy and general economic conditions. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements. The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Thirteen weeks ended

	November 24,	November 25,
(In thousands, except share and per share data)	2007	2006

Revenues	$247,260	$222,377

Costs and expenses:
Operating costs (1)	151,147	136,919
Selling and administrative expenses (1)	53,548	48,390
Depreciation and amortization	12,787	11,585
	217,482	196,894

Income from operations	29,778	25,483

Other expense (income):
Interest expense	3,504	3,322
Interest income	(513)	(466)
	2,991	2,856

Income before income taxes	26,787	22,627
Provision for income taxes	10,313	8,881

Net income	$16,474	$13,746

Income per share – Basic:
Common Stock	$0.90	$0.75
Class B Common Stock	$0.72	$0.60

Income per share – Diluted:
Common Stock	$0.85	$0.71

Weighted average number of shares outstanding – Basic:
Common Stock	14,352	14,307
Class B Common Stock	4,937	4,941
	19,289	19,248

Weighted average number of shares outstanding – Diluted:
Common Stock	19,366	19,322

Dividends per share:
Common Stock	$0.0375	$0.0375
Class B Common Stock	$0.0300	$0.0300

(1) Exclusive of depreciation and amortization

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)	November 24, 2007	August 25, 2007 (a)
Assets
Current assets:
Cash and cash equivalents	$17,333	$12,698
Receivables, net	108,854	91,906
Inventories	44,116	44,282
Rental merchandise in service	93,003	86,129
Prepaid and deferred income taxes	12,793	13,399
Prepaid expenses	3,840	1,807

Total current assets	279,939	250,221

Property and equipment:
Land, buildings and leasehold improvements	291,485	286,255
Machinery and equipment	308,244	299,831
Motor vehicles	98,021	95,214

	697,750	681,300
Less - accumulated depreciation	356,661	347,233
	341,089	334,067

Goodwill	245,500	224,366
Customer contracts and other intangible assets, net	69,109	62,064
Other assets	3,517	3,746

	$939,154	$874,464

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term obligations	$384	$539
Accounts payable	52,531	45,297
Accrued liabilities	87,507	86,283
Accrued income taxes	8,136	—

Total current liabilities	148,558	132,119

Long-term obligations, net of current maturities	234,080	205,510
Deferred income taxes	39,782	39,508

Shareholders' equity:
Common Stock	1,435	1,435
Class B Common Stock	494	494
Capital surplus	16,534	16,332
Retained earnings	489,722	473,934
Accumulated other comprehensive income	8,549	5,132

Total shareholders' equity	516,734	497,327

	$939,154	$874,464

(a) Derived from audited financial statements

UniFirst Corporation and Subsidiaries

Detail of Operating Results

(Unaudited)

Revenues

	November 24,	November 25,	Dollar	Percent
(In thousands, except percentages)	2007	2006	Change	Change

Thirteen weeks ending:
Core Laundry Operations	$222,112	$197,464	$24,648	12.5%
Specialty Garments	17,255	17,180	75	0.4
First Aid	7,893	7,733	160	2.1
Consolidated total	$247,260	$222,377	$24,883	11.2%

Income from Operations

	November 24,	November 25,	Dollar	Percent
(In thousands, except percentages)	2007	2006	Change	Change

Thirteen weeks ending:
Core Laundry Operations	$27,726	$21,989	$5,737	26.1%
Specialty Garments	2,055	2,925	(870)	-29.7
First Aid	(3)	569	(572)	-100.5
Consolidated total	$29,778	$25,483	$4,295	16.8%